                            UNITED STATES 0F AMERICA
                                     BEF0RE
              THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
                                WASHINGTON, D.C.



Written Agreement by and between

USABANCSHARES.COM, INC.
Philadelphia, Pennsylvania

and

FEDERAL RESERVE BANK OF PHILADELPHIA
Philadelphia, Pennsylvania
)
)
)
)
)        Docket No. Ol-O4-WA/RB-HC
)
)
)
)
)

WHEREAS, in recognition of their common goal to restore and maintain the financial soundness of USABancShares.com, Inc., Philadelphia, Pennsylvania ("USAB"), a registered bank holding company that owns and controls the vBank, Philadelphia, Pennsylvania (the "Bank"), a state chartered nonmember bank, USAB and the Federal Reserve Bank of Philadelphia (the "Reserve Bank") have mutually agreed to enter into this Written Agreement (the "Agreement"); and WHEREAS, on March 2, 2001, the board of directors of USAB at a duly constituted meeting, adopted a resolution authorizing and directing, Mr. Laughlin, to enter into this Agreement on behalf of USAB and consenting to compliance by USAB and its institution-affiliated parties, as defined by sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act") (12 USC. 1813(u) and 18l8(b)(3)), with each and every provision of this Agreement.

NOW, THEREFORE, USAB and the Reserve Bank agree as follows:

1. (a) USAB shall not declare or pay any cash or stock dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors of the Federal Reserve System (the "Director").

         (b) USAB shall not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

         (c) Requests for approval shall be received at least 30 days prior to the proposed date for the declaration of dividends or proposed distribution and shall contain, but not be limited to, information on the amount to be paid, current and projected consolidated earnings and cash flow for the most recent annual period and the last quarter, capital levels of USAB and the Bank, and the asset quality and loan loss reserve needs of the Bank, and a determination by USAB that the proposed dividend payment or distribution will not place undue pressure on the capital resources and liquidity of USAB or the Bank.

2. (a) USAB shall not, directly or indirectly, incur any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

         (b) Within 60 days of this Agreement, USAB shall submit to the Reserve Bank an acceptable written plan to service its current debt without incurring any additional debt.

3. Within 30 days of this Agreement, USAB shall submit to the Reserve Bank a written statement of the company's planned sources and uses of cash for debt retirement, operating expenses, and other purposes for the current calendar year. Thereafter, by January 30th of each year following 2001, USAB shall submit to the Reserve Bank a written statement for that calendar year.

4. USAB shall not, directly or indirectly, purchase or redeem any of its securities, or make, affirm, or ratify any commitment to purchase or redeem any of its securities without the prior written approval of the Reserve Bank.

5. (a) Within 45 days of this Agreement, USAB shall submit to the Reserve Bank an acceptable plan to maintain sufficient capital at the Bank and the consolidated organization.

The plan shall, at a minimum, address, consider, and include:

                  (i) the current and future capital requirements of the Bank and the consolidated organization, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier I Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

                  (ii) the asset quality, condition, and risk profile of the Bank;

                  (iii) the anticipated level of consolidated earnings;

                  (iv) procedures for monitoring, on a monthly basis, the capital adequacy of the bank and the consolidated organization;

                  (v) the source and timing of additional funds to fulfill USAB's and the Bank's future capital requirements and to maintain the adequacy of the Bank's allowance for loan loss reserves; and

                  (vi) federal or state supervisory requests for additional capital at the Bank or the requirements of any supervisory action imposed on the Bank by any federal or state regulator.

         (b) Within 30 days of this Agreement, USAB shall submit to the Reserve Bank a status report detailing management's capital raising efforts and any actions taken to control asset growth of the consolidated organization and restore it to profitability. Thereafter, USAB shall submit an updated status report within 15 days of the end of each calendar quarter.

6. (a) Within 90 days of this Agreement, and semi-annually thereafter, the board of directors shall review management's adherence to USAB's and its nonbank subsidiaries' written policies and procedures and shall prepare written findings and conclusions of this review along with written descriptions of any management or operational changes that are made as a result of this review. The written findings shall be included in the minutes of the board of directors meetings.

         (b) The board of directors shall maintain adequate and complete minutes of all board meetings, approve such minutes, and retain them for supervisory review.

         (c) USAB's board of directors and management shall take all actions that are necessary to ensure that the Bank complies fully with all formal or informal supervisory actions that have been imposed or may be imposed by the Federal Deposit Insurance Corporation ("FDIC") or the Commonwealth of Pennsylvania Department of Banking (the "State Banking Department ").

7. (a) Within 45 days of this Agreement, USAB shall submit to the Reserve Bank an acceptable written policy and procedures for intercorporate fees or payments assessed upon or paid by the Bank to USAB or any of its nonbank subsidiaries. The policy and procedures shall be consistent with the requirements of SR 79-533, Diversion of Bank Income by Parent BHC, dated March 19, 1979, and shall, at a minimum, address, consider, and include:

                  (i) circumstances under which fees and payments are to be charged;

                  (ii) methodology for determining the appropriate amount of the fees and payments; and

                  (iii) documenting the terms of all intercompany fees and payments. The policy and procedures shall be provided to the Bank and the documentation of fees and payments shall be maintained for supervisory review.

         (b) Until USAB adopts the acceptable policy and procedures described in paragraph 7(a), USAB or its nonbank subsidiaries shall not assess or in any other manner charge or receive from the Bank any service or management fees of any nature without the prior written approval of the Reserve Bank. Any request for prior approval pursuant to this paragraph shall be accompanied by documentation adequate to provide the Reserve Bank with the details of each fee proposed to be paid by the Bank and a description of the benefits proposed to be derived by the payment of the fee, the type of services to be rendered; and the identity of the person or persons who will supply the services or advice covered by the fee.

8. (a) USAB shall immediately take all necessary steps, consistent with sound banking practices, to eliminate or correct all violations of laws and regulations noted in the report of targeted inspection of USAB conducted by the Reserve Bank in September 2000 (the "Report of Inspection"). The board of directors shall take all necessary steps to ensure USAB's future compliance with applicable laws and regulations.

         (b) Within 30 days of this Agreement, USAB shall submit to the Reserve Bank a written description of the actions taken to correct the violations of sections 23A and 23B of the Federal Reserve Act set forth in the Report of Inspection and to mitigate any associated risks to the Bank.

9. (a) Within 60 days of this Agreement, USAB shall submit to the Reserve Bank a written comprehensive strategic plan for the consolidated organization for the remainder of 2001. The plan shall at minimum, address, consider, and include:

                  (i) the responsibilities of the board of directors regarding the definition, approval, implementation, and monitoring of the strategic plan and budget, and procedures to ensure that the board of directors fullfills such responsibilities;

                  (ii) management, operational, and financial performance objectives, and the specific strategies for achieving such objectives;

                  (iii) a monthly review of the actual income and expenses of USAB in comparison to budgetary projections; and

                  (iv) USAB's plans for the sale or merger of any assets or the discontinuation or consolidation of any operations.

         (b) A written strategic plan for each calendar year following 2001 shall be submitted to the Reserve Bank at least 30 days prior to the beginning of that calendar year.

         (c) The strategic plans required by this paragraph shall be reviewed quarterly by the board of directors and any modifications to those plans as a result of the review shall be Submitted to the Reserve Bank within 10 days of the review.

10. (a) Within 30 days after the end of each calendar quarter (March 31, June 30, September 30, and December 31) following the date of this Agreement, the board of directors shall submit a written progress report to the Reserve Bank detailing all actions taken to comply with each provision of this Agreement and the results of those actions. The board of directors shall certify that each director has reviewed each quarterly progress report. Such reports may be discontinued when the Reserve Bank, in writing, has released USAB from making further reports.

         (b) USAB shall submit to the Reserve Bank a copy of all written reports submitted by the Bank to the FDIC and the State Banking Department pursuant to any formal or informal supervisory action entered into by the Bank and the FDIC or the State Banking Department.

11. USAB shall submit the plans, policy, and procedures required by paragraphs 2(b), 5(a), and 7(a) hereof that are acceptable to the Reserve Bank within the time periods set forth in this Agreement. USAB shall adopt the policy and all plans and procedures that are approved by the Reserve Bank within 10 days of approval and then shall fully comply with them. During the term of this Agreement, USAB shall not amend or rescind the approved plans, policy, and procedures without the prior written approval of the Reserve Bank.

12.      All communications regarding the Agreement shall be sent to:

         (a)      Louis Sanfelice
                  Vice President
                  Federal Reserve Bank of Philadelphia
                  10 Independence Mall
                  Philadelphia, Pennsylvania 19106

         (b)      George M. Laughlin
                  Chairman of the Board
                  USABancShares.com, Inc.
                  1535 Locust Street
                  Philadelphia, Pennsylvania 19102

13. The provisions of this Agreement shall be binding upon USAB and all of its institution-affiliated parties, in their capacities as such, and (heir successors and assigns.

14. Each provision of this Agreement shall remain in full force and effect until stayed, modified, terminated, or suspended by the Reserve Bank.

15. Notwithstanding any provision of this Agreement to the contrary, the Reserve Bank may, in its sole discretion, grant written extensions of time to USAB to comply with any provision of this Agreement.

16. The provision of this Agreement shall not bar, estop or otherwise prevent the Board of Governors, Reserve Bank, or any other federal or state agency or department from taking any other action affecting USAB, its subsidiaries, and its current or former institution affiliated parties.

17. This Agreement is a "written agreement" for the purposes of and is enforceable by the Board of Governors as an order issued under, section 8 of the FDI Act (12 U.S.C. 1818).

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the 2nd day of March 2001.




USABancshares.com, Inc.                     Federal Reserve Bank of Philadelphia



The undersigned directors of USAB each acknowledges having read the foregoing Agreement and approves of the consent thereto by USAB.



Carol J. Kauffman                   George M. Laughlin



Wayne O. Leevy                      Clarence L. Rader



George A. Beach